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                                                                    EXHIBIT 99.1

Press Release dated December 23, 2002


AT THE COMPANY:         AT FRB/WEBER SHANDWICK:
Bruce C. Karsk          Marilyn Windsor     Diane Hettwer        Tim Grace
Executive VP and CFO    General Inquiries   Analyst Inquiries    Media Inquiries
402-829-6803            702-515-1260        312-640-6760         312-640-6667

FOR IMMEDIATE RELEASE
MONDAY, DECEMBER 23, 2002

                        LINDSAY MANUFACTURING CO. REPORTS
                        FISCAL 2003 FIRST-QUARTER RESULTS

OMAHA, NEB., DECEMBER 23, 2002--LINDSAY MANUFACTURING CO. (NYSE: LNN), a leading manufacturer of center pivot, lateral move, and hose reel irrigation systems, today reported a 17 percent increase in revenues and a 25 percent increase in operating income for its first quarter ended November 30, 2002. These results were driven by revenue growth from both its domestic and international irrigation equipment markets, as well as an improvement in gross margin. Net earnings were $0.24 per diluted share, including a non-operating, non-taxable item of $0.14 per diluted share. Excluding this item, net earnings for the quarter were $0.10 per diluted share.

Total revenues for the first quarter were $33.5 million, up 17 percent from $28.5 million for the prior year's first quarter. Irrigation equipment revenues increased 23 percent to $30.6 million, while diversified products revenues, as expected, declined 24 percent to $2.8 million as Lindsay's contract manufacturing customers continued to decrease their reliance on outsourced manufacturing. Excluding revenue from acquisitions made during fiscal 2002, organic revenue growth in the quarter was $1.5 million, or 5 percent, year over year.

Gross profit rose to $7.0 million from $5.6 million, resulting from the revenue increase and improved pricing, offset somewhat by increased material prices. Gross margin increased to 21.0 percent from 19.7 percent. Operating expenses were higher in the first quarter primarily due to increased personnel and other costs related to the previously mentioned acquisitions and the start up of operations in South Africa. Combined, the new operations accounted for approximately two-thirds of the increase in operating expenses. Operating income rose 25 percent to $1.2 million from $1.0 million.

OTHER INCOME ITEM
During the first quarter of fiscal 2003, Lindsay recorded both other income and other non-current assets of $1.7 million to reflect the cumulative cash value of four life insurance policies that the Company maintains on current and former executive officers. These policies were established in 1993 to insure the potential liability under the supplemental retirement plan for these executives. Lindsay is the sole named beneficiary and owner of these policies, which are held in trust. The $1.7 million of current cumulative surrender value was generated largely through annual





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premium payments made from 1993 through 2000. The Company expensed the premiums as incurred and had not previously recorded the increases in the cash surrender value of the policies.

The change in the cash surrender value of these life insurance policies is not material to Lindsay's net earnings for any previous year. The Company anticipates that the future annual change in the cash value of these policies will also not be material.

Because the income recorded for the cash value of these policies is non-taxable income, Lindsay's effective tax rate for the quarter was reduced from 31 percent of pretax income to 15.3 percent of pretax income.

Excluding the impact of this item, which amounted to $0.14 per share, net earnings rose 6 percent to $1.2 million, or $0.10 per diluted share, compared with $1.1 million, or $0.09 per diluted share, in last year's first quarter. Net earnings including the other income item were $2.9 million, or $0.24 per diluted share.

Lindsay's order backlog at November 30, 2002, totaled $19.4 million compared with $26.4 million at November 30, 2001, and $18.9 million at August 31, 2002.

Shareholders' equity at November 30, 2002, was $93.2 million, or $7.95 per outstanding common share, compared with $81.8 million, or $7.03 per outstanding common share, at November 30, 2001. Cash and marketable securities at November 30, 2002, were $46.5 million compared with $44.5 million at November 30, 2001.

DOMESTIC AND INTERNATIONAL OPERATIONS
"We are pleased with our solid performance for the first quarter," said Rick Parod, president and chief executive officer. "Our domestic irrigation equipment revenues increased even though early orders for new irrigation equipment sales have lagged somewhat despite recent dry weather conditions. While the U.S. 2002 Farm Bill legislation is generally positive for farmers, some growers are simply waiting to make their purchase decisions until they know if they will receive a subsidy for the purchase under the Environmental Quality Incentive Program. Additionally, because improved commodity pricing reduced government commodity price support payments, some farmers may be feeling near-term cash flow pressure."

Lindsay's international operations made good progress during the quarter. "International equipment revenues increased at a higher rate in the first quarter than domestic equipment revenues, and we recorded our first revenues at our South African location, which began operation early in the quarter by reselling imported equipment. We anticipate that Lindsay Manufacturing Africa's factory operations will be in production before the end of the current quarter. All of our international operations met expectations for the quarter," Parod commented.

OUTLOOK
Parod indicated that while commodity prices have softened somewhat recently, they remain well above prior-year levels and are supporting positive fundamentals in Lindsay's markets. "Our overall evaluation of market conditions suggests good demand for our products during the




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remainder of the year," he commented. While retail activity has been somewhat slower early in fiscal 2003, Parod believes that it will gather momentum in conjunction with spring planting.

Parod commented, "Barring further unanticipated economic weakness or geopolitical risks during fiscal 2003, we anticipate continued growth in earnings on revenue growth of approximately 8 percent, excluding future acquisitions. We will continue to search for appropriate acquisitions that are congruent with our mission to be the worldwide leader in providing intelligent water and plant nutrient management systems, and that will add incremental value for our shareholders."

FIRST-QUARTER CONFERENCE CALL
Lindsay's fiscal 2003 first-quarter investor conference call is scheduled for 11 a.m. ET today. This call will be simulcast and available over the Internet via the web site www.vcall.com. The webcast will be available for replay for a period of 30 days.

ABOUT THE COMPANY
Lindsay manufactures and markets Zimmatic, Greenfield, and Perrot center pivot, lateral move and hose reel irrigation systems and GrowSmart controls, all of which are used by farmers to increase or stabilize crop production while conserving water, energy, and labor. The Company also produces large diameter steel tubing and provides outsourced manufacturing and production services for other companies. At November 30, 2002, Lindsay had approximately 11.7 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.

CONCERNING FORWARD-LOOKING STATEMENTS
This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words "expectation," "outlook," "could," "may," "should," or similar expressions. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.



            FOR MORE INFORMATION REGARDING LINDSAY MANUFACTURING CO.,
              SEE LINDSAY'S WEBSITE AT www.lindsaymanufacturing.com

                   LINDSAY MANUFACTURING CO. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE THREE MONTHS ENDED NOVEMBER 30, 2002 AND 2001


                                                                (UNAUDITED)
                                                             THREE MONTHS ENDED
                                                           ---------------------

                                                           NOVEMBER     NOVEMBER
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                     2002         2001
----------------------------------------                     -----        ----
Operating revenues                                          $33,462      $28,545
Cost of operating revenues                                   26,451       22,935
                                                            -------      -------
Gross profit                                                  7,011        5,610
                                                            -------      -------

Operating expenses:
  Selling expense                                             2,640        2,116
  General and administrative expense                          2,578        2,025
  Engineering and research expense                              598          512
                                                            -------      -------
Total operating expenses                                      5,816        4,653
                                                            -------      -------
Operating income                                              1,195          957
Interest income, net                                            423          437
Other income, net                                             1,787          179
                                                            -------      -------
Earnings before income taxes                                  3,405        1,573
Income tax provision                                            521          478
                                                            -------      -------
Net earnings                                                $ 2,884      $ 1,095
                                                            =======      =======


Basic net earnings per share                                $  0.25      $  0.09
                                                            =======      =======

Diluted net earnings per share                              $  0.24      $  0.09
                                                            =======      =======


Average shares outstanding                                   11,713       11,630
Diluted effect of stock options                                 217          162
                                                            -------      -------
Average shares outstanding assuming dilution                 11,930       11,792
                                                            =======      =======


Cash dividends per share                                    $ 0.035      $ 0.035
                                                            =======      =======

            LINDSAY MANUFACTURING CO. AND SUBSIDIARIES
                   CONSOLIDATED BALANCE SHEETS
          NOVEMBER 30, 2002 AND 2001 AND AUGUST 31, 2002


                                                                 (UNAUDITED)  (UNAUDITED)
                                                                  NOVEMBER     NOVEMBER      AUGUST
($ IN THOUSANDS, EXCEPT PAR VALUES)                                 2002         2001         2002
-----------------------------------                                 ----         ----         ----
ASSETS
  Cash and cash equivalents                                      $   3,848    $  15,864    $  12,425
  Marketable securities                                             15,337        4,621       13,289
  Receivables, net                                                  28,589       24,523       23,385
  Inventories, net                                                  16,812       13,555       15,583
  Deferred income taxes                                              2,798        2,164        2,573
  Other current assets                                               1,175          852          782
                                                                 ---------    ---------    ---------
  Total current assets                                              68,559       61,579       68,037
Long-term marketable securities                                     27,333       24,017       25,419
Property, plant and equipment, net                                  14,453       14,527       14,512
Other noncurrent assets                                              6,793        4,119        4,715
                                                                 ---------    ---------    ---------
Total assets                                                     $ 117,138    $ 104,242    $ 112,683
                                                                 =========    =========    =========

LIABILITIES AND SHAREHOLDERS' EQUITY
  Accounts payable                                               $   7,898    $   7,897    $   6,068
  Other current liabilities                                         13,917       12,415       13,640
                                                                 ---------    ---------    ---------
  Total current liabilities                                         21,815       20,312       19,708
Other noncurrent liabilities                                         2,108        2,088        2,311
                                                                 ---------    ---------    ---------
Total liabilities                                                   23,923       22,400       22,019
                                                                 ---------    ---------    ---------
Shareholders' equity:
    Preferred stock, ($1 par value, 2,000,000 shares
      authorized, no shares issued and outstanding)                     --           --           --
    Common stock, ($1 par value, 25,000,000 shares
      authorized, 17,452,621, 17,362,743 and 17,430,348 shares
      issued in November 2002 and 2001 and August 2002)             17,453       17,363       17,430
    Capital in excess of stated value                                2,454        1,824        2,472
    Retained earnings                                              164,047      153,222      161,574
    Less treasury stock, (at cost, 5,724,069 shares)               (89,898)     (89,898)     (89,898)
    Accumulated other comprehensive loss                              (841)        (669)        (914)
                                                                 ---------    ---------    ---------
Total shareholders' equity                                          93,215       81,842       90,664
                                                                 ---------    ---------    ---------
Total liabilities and shareholders' equity                       $ 117,138    $ 104,242    $ 112,683
                                                                 =========    =========    =========




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